Exhibit 99.1

Contact: Robert P. Borchert VP Investor Relations 202.266.6240 IR@advisory.com

THE ADVISORY BOARD COMPANY REPORTS FIRST QUARTER 2017 RESULTS

WASHINGTON, D.C. -- (May 4, 2017) -- The Advisory Board Company (NASDAQ: ABCO), a leading provider of research, technology, and consulting to health care organizations and educational institutions, today announced financial results for the first quarter ended March 31, 2017.

First Quarter Financial Review

(In millions, except per share amounts)	Q1-17	Q1-16	% Change

Revenue	$194.5	$200.7	(3.1)%

Net income	19.7	10.3	90.1

Earnings per diluted share (EPS)	0.48	0.25	92.0

Adjusted Revenue (non-GAAP) [a]	194.1	195.5	(0.7)

Adjusted EBITDA (non-GAAP) [a]	45.0	45.9	(1.9)

Adjusted EPS (non-GAAP) [a]	$0.47	$0.44	6.8%

a)	Excludes contribution from exited programs and impact of restructuring and other charges for current and prior year periods.

“We delivered solid overall performance to start the year, with first quarter adjusted revenue and adjusted EBITDA both above our guidance ranges,” said Robert Musslewhite, Chairman and Chief Executive Officer of The Advisory Board Company. “These results reflect our strong competitive position in two high-demand target markets, Health Care and Education, as well as the efforts of our passionate, committed team who leverage our distinct capabilities to help our members address complex market challenges. I am confident that our unique best practice-based portfolio, deep insight, and exceptional member relationships set us up well to continue to have tremendous impact in these important markets, both now and into the future.”

Revenue for the first quarter of 2017 was $194.5 million, compared to $200.7 million for the same quarter a year ago. The Company reported net income for the first quarter of 2017 of $19.7 million, or $0.48 per diluted share, compared to net income of $10.3 million, or $0.25 per diluted share, for the first quarter of 2016. The first quarter of 2017 included $11.2 million in restructuring-related charges and a gain of $23.4 million from the sale of Evolent Health stock in the period.

Contract value, excluding exited programs from current and prior year periods, increased 1.5% to $756.2 million as of March 31, 2017, compared to contract value of $744.9 million as of March 31, 2016.

Adjusted revenue for the first quarter of 2017 was $194.1 million, compared to adjusted revenue of $195.5 million for the same quarter a year ago. Adjusted EBITDA in the first quarter of 2017 was $45.0 million, compared to $45.9 million for the first quarter of 2016. Adjusted EPS was $0.47 for the first quarter of 2017, compared to $0.44 for the first quarter last year.

Balance Sheet and Capital Resources

At March 31, 2017, the Company had $150.1 million in cash and cash equivalents and $515.1 million in total debt. The Company’s leverage ratio at March 31, 2017 was approximately 2.8, compared to 3.0 at March 31, 2016. Net of cash, the Company’s net leverage ratio was 2.0 at March 31, 2017, compared to 2.7 at March 31, 2016.

Net cash provided by operating activities for the first quarter of 2017 was $28.7 million, compared to $27.2 million for the same quarter a year ago. During the three months ended March 31, 2017, the Company sold approximately 23% of its equity holdings in Evolent Health for $41.4 million in cash proceeds.

2017 Financial Guidance

The Company’s financial guidance for calendar year 2017 remained unchanged, as follows:

(In millions, except per share amounts)	CY-17 Guidance [b]	CY-16 Actual [b]	Y-Y Change

Adjusted Revenue (non-GAAP)	$780.0 - 840.0	$786.1	(0.6) - 7.9%

Adjusted EBITDA (non-GAAP)	$190.0 - 215.0	$185.0	2.7 - 16.2%

Adjusted EBITDA margin (non-GAAP)	24.4 - 25.6%	23.5%	90 - 210 bps

Adjusted EPS (non-GAAP)	$ 1.80 - 2.10	$ 1.86	(3.2) - 12.9%

b)	Excludes contribution from exited programs and impact of restructuring and other charges for current and prior year periods.

For the second quarter ending June 30, 2017, the Company expects adjusted revenue to be in a range of $192 million to $197 million, and adjusted EBITDA to be in a range of $44 million to $49 million.

Conference Call Information

As previously announced, The Advisory Board Company will hold a conference call to discuss its financial and operating performance today, May 4, 2017, at 5:30 p.m. Eastern Time. The Company invites all interested parties to attend the conference call, including the lenders under the Company’s senior secured credit facilities. The call will be available via live webcast on the Company’s website at investors.advisoryboardcompany.com. The webcast and accompanying slide presentation will be archived on the Company’s website for at least 30 days.

To participate by telephone, please dial 888-336-7150 (or 412-902-4176 for international callers). Participants are advised to dial in at least five minutes prior to the call to register.

About The Advisory Board Company

The Advisory Board Company is a best practices firm that uses a combination of research, technology, and consulting to improve the performance of approximately 5,700 health care organizations and educational institutions. Headquartered in Washington, D.C., with offices worldwide, The Advisory Board Company forges and finds the best new ideas and proven practices from its network of thousands of leaders, then customizes and hardwires them into every level of member organizations, creating enduring value. For more information, visit www.advisoryboardcompany.com.

Non-GAAP Financial Measures

This news release presents information about the Company’s historical adjusted revenue, adjusted EBITDA, adjusted net income, and adjusted EPS, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measures is provided in the accompanying tables found at the end of this release for each of the fiscal periods indicated.

No reconciliation of the Company’s adjusted revenue, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS guidance for calendar year 2017 and the quarter ending June 30, 2017 to the most comparable GAAP financial measures is included in the tables found at the end of this release. All of these non-GAAP financial measures exclude the impact and tax-effected impact of stock-based compensation expense, exited programs, restructuring and other related charges, sale of equity holdings in Evolent Health, Inc., and other fair value and non-cash charges. The Company is not able, without unreasonable efforts, to accurately forecast the excluded items at the level of precision that would be required to be included in the reconciliations.

Caution Regarding Forward-Looking Statements

Statements in this news release that relate to future results and events are forward-looking statements and are based on the Company’s expectations as of the date of this news release. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,”

“may,” “outlook,” “plan,” “potential,” “should,” “will,” “would,” or similar words or expressions. Forward-looking statements in this news release include the Company’s expectations regarding its performance and results for calendar 2017 or the quarter ending June 30, 2017 with respect to adjusted revenue, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, stock-based compensation expense, interest expense, depreciation and amortization expense, and capital expenditures.

Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties, and other factors, including those relating to: factors that adversely affect the financial condition of the health care and education industries; federal and state law and regulations governing the health care and education industries and the Company’s members’ and subcontractors’ respective compliance with those applicable laws and regulations; effects of federal and state privacy and security laws and cyberattacks, actual or attempted breaches of security, unanticipated disclosures of information, and similar events; liability for failure to provide accurate information or for deficient submissions to third-party payors; compliance with federal and state laws governing healthcare fraud and abuse or reimbursement; the Company’s ability to attract new members, obtain renewals from existing members, and sell additional products and services; maintaining the Company’s reputation and expanding its name recognition; the Company’s ability to offer new and valuable products and services; effects of competition; the Company’s ability to maintain a highly-skilled workforce; unsuccessful design or implementation of software or delivery of the Company’s consulting, management and data-enabled services; delays in generating revenue; disruptions in service or operational failures at the Company’s data centers or at other service provider locations; ability to collect and maintain member and third-party data and to obtain proper permissions and waivers for use and disclosure of information received from members or on their behalf; maintenance of third-party providers and strategic alliances and entry into new alliances; ability to license, integrate, and access third-party technologies and data; potential liability claims; protection of the Company’s intellectual property; claims of infringement, misappropriation, or violation of proprietary rights of third parties; limitations associated with use of open source technology; estimates and assumptions used to prepare the Company’s consolidated financial statements and any changes made to those estimates; any significant increase in bad debt in excess of recorded estimates; the inability to integrate successfully the operations of future acquisitions into the Company’s business; business and financial risks associated with the pursuit of acquisition opportunities; any significant additional impairment of the Company’s goodwill; the Company’s ability to realize a return on its strategic investments; potential imposition of sales and use taxes on sales of the Company’s services; the Company’s ability to realize fully its deferred tax assets; the potential effects of changes in, or interpretations of, tax rules on the Company’s effective tax rates; inherent limitations in, and the potential impact of any failure to maintain, effective internal control and procedures over financial reporting; limitations caused by the Company’s level of debt, interest payment obligations, and covenants under its senior credit agreement; unanticipated risks and costs regarding interest rates and hedging instruments; and effects of issuance of additional capital stock; provisions in the Company’s charter and bylaws that could discourage takeover attempts.

This list of risks, uncertainties, and other factors is not complete. The Company discusses some of these matters more fully, as well as certain risk factors that could affect the Company’s business, financial condition, results of operations, and prospects, in its filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, and current reports on Form 8-K. These filings are available for review through the Securities and Exchange Commission’s website at www.sec.gov. Any or all forward-looking statements the Company makes may turn out to be wrong, and can be affected by inaccurate assumptions the Company might make or by known or unknown risks, uncertainties, and other factors, including those identified in this news release. Accordingly, you should not place undue reliance on the forward-looking statements made in this news release, which speak only as of its date. The Company does not undertake to update any of its forward-looking statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

THE ADVISORY BOARD COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

AND OTHER OPERATING STATISTICS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016	% Change
Statements of Income	(unaudited)	(unaudited)
Revenue (1)	$194,539	$200,735	-3.1%

Cost of services, excluding depreciation and amortization (1) (2) (3) (4) (5)	98,642	95,949	2.8%
Member relations and marketing (2) (3) (4)	32,855	32,395	1.4%
General and administrative (1) (2) (3) (4)	39,088	31,828	22.8%
Depreciation and amortization (6)	22,334	19,767	13.0%

Operating income	1,620	20,796
Other expense
Interest expense	(4,500)	(4,821)	-6.7%
Other expense, net	233	61

Total other expense, net	(4,267)	(4,760)

(Loss) income before benefit (provision) for income taxes and gain (loss) from equity method investments	(2,647)	16,036
Benefit (provision) for income taxes	724	(5,663)
Gain (loss) from equity method investments	21,577	(34)

Net income	$19,654	$10,339	90.1%

Net income per share
Basic	$0.49	$0.25
Diluted	$0.48	$0.25	92.0%

Weighted average common shares outstanding
Basic	40,253	41,492
Diluted	41,041	41,873	-2.0%
Contract Value (at end of period, excluding exited programs)	$756,167	$744,861	1.5%

Percentages of Revenue
Cost of services, excluding depreciation and amortization (1) (2) (3) (4) (5)	50.7%	47.8%
Member relations and marketing (2) (3) (4)	16.9%	16.1%
General and administrative (1) (2) (3) (4)	20.1%	15.9%
Depreciation and amortization (6)	11.5%	9.8%
Operating income	0.8%	10.4%
Net income	10.1%	5.2%

(1) Amounts include exited programs, as follows:

Revenue	482	5,278
Cost of services	3,291	3,821
General and administrative	2	-
Depreciation and amortization	1,238	469

(2) Amounts include restructuring charges, as follows:
Cost of services	2,295	-
Member relations and marketing	311	-
General and administrative	8,607	-

(3) Amounts include stock-based compensation, as follows:

Cost of services	1,258	2,187
Member relations and marketing	1,146	1,114
General and administrative	3,307	3,681

(4) Amounts include build-to-suit land rent, as follows:

Cost of services	464	426
Member relations and marketing	311	304
General and administrative	156	146

(5) Amounts include fair value adjustments of acquisition-related earn-out liabilities, as follows:

Cost of services	400	(1,070)

(6) Amounts include amortization of acquisition-related intangibles, as follows:

Depreciation and amortization	6,807	7,038

THE ADVISORY BOARD COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$150,080	$91,151
Membership fees receivable, net	548,491	605,517
Prepaid expenses and other current assets	22,375	18,965

Total current assets	720,946	715,633

Property and equipment, net	162,668	171,281
Construction in progress	86,828	63,368
Intangible assets, net	250,036	255,053
Deferred incentive compensation and other charges	63,556	72,178
Goodwill	737,023	739,507
Investments in unconsolidated entities	13,711	19,858

Total assets	$2,034,768	$2,036,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue, current	$537,464	$564,237
Accounts payable and accrued liabilities	71,805	67,702
Accrued incentive compensation	24,845	25,521
Debt, current	56,554	49,347

Total current liabilities	690,668	706,807

Deferred revenue, net of current portion	145,236	170,357
Deferred income taxes	87,630	89,013
Debt, net of current portion	458,592	472,739
Financing obligation	86,828	63,368
Other long-term liabilities	17,398	17,550

Total liabilities	1,486,352	1,519,834

Stockholders’ equity:
Common stock	404	402
Additional paid-in capital	794,293	782,399
Accumulated deficit	(247,310)	(266,218)
Accumulated other comprehensive income	1,029	461

Total stockholders’ equity	548,416	517,044

Total liabilities and stockholders’ equity	$2,034,768	$2,036,878

THE ADVISORY BOARD COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$19,654	$10,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,334	19,767
Amortization of debt issuance costs	341	340
Deferred income taxes	2,359	(48)
Excess tax benefits from stock-based awards	207	(1,269)
Stock-based compensation expense	5,711	6,982
Equity in losses of equity method investments	1,815	34
Gain on partial sale of equity method investment	(23,392)	-
Changes in operating assets and liabilities (net of the effect of acquisition):
Membership fees receivable	57,026	51,389
Prepaid expenses and other current assets	(3,428)	4,414
Deferred incentive compensation and other charges	9,423	8,214
Deferred revenue	(51,894)	(57,794)
Accounts payable and accrued liabilities	(10,067)	(11,596)
Acquisition-related earn-out payments	(196)	(1,432)
Accrued incentive compensation	(676)	(1,876)
Other long-term liabilities	(550)	(260)

Net cash provided by operating activities	28,667	27,204

Cash flows from investing activities:
Purchases of property and equipment	(7,970)	(9,632)
Capitalized external-use software development costs	(734)	(836)
Cash paid for acquisitions, net of cash acquired	-	(1,900)
Cash received from partial sale of equity method investment	41,366	-

Net cash provided by (used in) investing activities	32,662	(12,368)

Cash flows from financing activities:
Pay down of debt	(7,187)	(7,187)
Proceeds from issuance of common stock from exercise of stock options	5,686	3,019
Withholding of shares to satisfy minimum employee tax withholding	(797)	(396)
Proceeds from issuance of stock under employee stock purchase plan	84	120
Acquisition-related earn-out payments	(186)	(3,600)
Excess tax benefits from stock-based awards	-	1,269
Purchases of treasury stock	-	(27,449)

Net cash used in financing activities	(2,400)	(34,224)

Net increase (decrease) in cash and cash equivalents	58,929	(19,388)
Cash and cash equivalents, beginning of period	91,151	71,825

Cash and cash equivalents, end of period	$150,080	$52,437

THE ADVISORY BOARD COMPANY

FINANCIAL HIGHLIGHTS AND RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenue	$194,539	$200,735
Less: Revenue from exited programs	482	5,278

Adjusted revenue	$194,057	$195,457

	Three Months Ended
	March 31,
	2017	2016

Net income	$19,654	$10,339
(Gain) loss from equity method investments	(21,577)	34
(Benefit) provision for income taxes	(724)	5,663
Interest expense	4,500	4,821
Other expense, net	(233)	(61)
Depreciation and amortization	22,334	19,767
Fair value adjustment to acquisition-related earn-out liabilities	400	(1,070)
Build-to-suit land rent	931	876
Stock-based compensation expense	5,711	6,982
Loss (income) from exited programs	4,049	(988)
Depreciation and amortization from exited programs	(1,238)	(469)
Restructuring charges	11,213	-

Adjusted EBITDA	$45,020	$45,894

THE ADVISORY BOARD COMPANY

FINANCIAL HIGHLIGHTS AND RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016

Net income	$19,654	$10,339
(Gain) loss from equity method investments	(21,577)	34
Amortization of acquisition-related intangibles	6,807	7,038
Fair value adjustment to acquisition-related earn-out liabilities	400	(1,070)
Build-to-suit land rent	931	876
Stock-based compensation expense	5,711	6,982
Loss (income) from exited programs	4,049	(988)
Restructuring charges	11,213	-
Income tax effects and adjustments	(7,962)	(4,599)

Adjusted net income	$19,226	$18,612

	Three Months Ended
	March 31,
	2017	2016

Net income per share—diluted	$0.48	$0.25
(Gain) loss from equity method investments	(0.53)	-
Amortization of acquisition-related intangibles	0.17	0.17
Fair value adjustment to acquisition-related earn-out liabilities	0.01	(0.03)
Build-to-suit land rent	0.02	0.02
Stock-based compensation expense	0.14	0.17
Loss (income) from exited programs	0.10	(0.02)
Restructuring charges	0.27	-
Income tax effects and adjustments	(0.19)	(0.12)

Non-GAAP adjusted earnings per share	$0.47	$0.44

Non-GAAP Financial Presentation

The non-GAAP financial reconciliation tables present supplemental measures of the Company’s performance which have been derived from its consolidated financial information but which are not presented in the Company’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” The Company refers to these financial measures, which are considered “non-GAAP financial measures” under SEC rules as adjusted revenue, adjusted EBITDA, adjusted net income, and non-GAAP earnings per diluted share.

The Company’s management team uses these non-GAAP financial measures, together with financial measures prepared in accordance with GAAP, to enhance understanding by investors of core operating performance, as well as for internal forecasting purposes. Management believes that providing information about these non-GAAP financial measures facilitates an assessment by investors of the Company’s fundamental operating trends and addresses concerns of investors that various non-cash and other effects included in GAAP measures may obscure such underlying trends. The Company believes that, by highlighting such trends relating to underlying performance, its non-GAAP presentation helps investors to make meaningful period-to-period comparisons of the Company’s results.

There are limitations to the Company’s use of non-GAAP financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including industry peer companies, may calculate non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

The Company’s non-GAAP financial measures exclude the items discussed below. Because the excluded items have a material impact on its financial results, the Company uses non-GAAP financial measures to supplement financial information presented in accordance with GAAP.

Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are set forth below. The Company encourages investors and other interested parties to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. The discussion below presents information about each of the non-GAAP financial measures and the Company’s reasons for excluding the enumerated items from our non-GAAP results. In future fiscal periods, the Company may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual.

Adjusted Net Income and Adjusted Earnings Per Share-Diluted

“The Company presents adjusted net income and adjusted earnings per share-diluted to provide investors with a meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. Our management believes that these measures are also useful to investors by allowing investors to evaluate the Company’s operations using the same tools that management uses to evaluate the Company’s past performance and prospects for future performance. These two non-GAAP financial measures reflect adjustments based on the exclusion of the following items as well as adjustments for related income tax effects:

•	Gain (loss) from equity method investments: The Company has excluded its proportional share of income (loss) and other gains recorded in connection with its equity method investments. Management believes that the exclusion of such amounts allows investors to better understand the Company’s core operating results.”
•	Amortization of acquisition-related intangible assets: Amortization of acquisition-related intangible assets consists of amortization of customer relationships, developed technology, and trade names. Amortization charges for acquired intangible assets are significantly affected by the timing and magnitude of our acquisitions, and these charges may vary in amount from period to period. We exclude these charges to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
•	Fair value adjustments to acquisition-related earn-out liabilities: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. The amount and frequency of such adjustments are not consistent across transactions and are significantly affected by the timing and size of our acquisitions, the future outlook of the acquired business, the estimated discount rate, and the nature of the transaction consideration.
•	Build-to-suit land rent: The Company entered into a 16-year lease for its new corporate headquarters in December 2015, which is currently being constructed in Washington D.C. The lease has an anticipated start date of mid-2019. The Company has concluded that it is the deemed owner of the building (for accounting purposes only) during the construction period and that the lease qualifies for build-to-suit accounting. The Company recognizes expense on a portion of future lease payments that are estimated to represent the underlying land lease. The Company excludes these costs for purposes of calculating non-GAAP measures because the Company believes these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons to the Company’s operating performance in other periods.
•	Stock-based compensation expense: Although stock-based compensation is a key incentive offered to our employees, the Company evaluates its operating results excluding such expense because the expense can vary significantly from period to period based on the Company’s share price, as well as the timing, size and nature of equity awards granted. In addition, management believes that the exclusion of this expense facilitates the ability of investors to compare the Company’s operating results with those of other companies, many of which also exclude such expense in determining their non-GAAP financial measures.
•	Restructuring charges: The Company has excluded costs associated with its formal restructuring plan announced on January 3, 2017. These costs are primarily related to employee termination costs and benefits and costs to terminate leases. The Company excludes these restructuring costs for purposes of calculating non-GAAP measures because the Company believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons to the Company’s operating performance in other periods.
•	Losses (income) from exited programs: The Company has excluded income (loss) from disposed programs. These include revenue and costs, including salary and benefits. The Company believes that the exclusion of such amounts allows investors to better understand the Company’s core continuing operations.
•	Other corporate expenses: The Company has excluded certain other expenses that are the result of other, non-comparable events, primarily charges associated with the fair valuing of certain equity instruments. These events arise outside of the ordinary course of the Company’s continuing operations. The Company excludes these charges to facilitate a more meaningful evaluation of our current operating performance and comparisons to past operating performance.

Adjusted Revenue

The Company adjusts revenue to exclude the impact of exited programs. Management believes that the adjustments for these items more closely correlate the reported financial measure with the ordinary and ongoing course of the Company’s operations.

Adjusted EBITDA

Adjusted EBITDA reflects the adjustments to net income prepared on a GAAP basis, as discussed above, and, to the extent not already subject to such adjustments, excludes expenses related to interest, taxes, depreciation, amortization, gain or loss from exited programs, and restructuring-related charges. Companies exhibit significant variations with respect to capital structure and cost of capital (which affect relative interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. By eliminating some of these variations and reflecting the other adjustments, discussed above, management believes that this non-GAAP financial measure allows investors to evaluate more effectively the Company’s fundamental operating performance relative to that of other companies.

There are various limitations associated with the non-GAAP financial measures the Company uses, including:

•	the non-GAAP financial measures generally do not reflect all depreciation and amortization, and although the assets being depreciated and amortized will in some cases have to be replaced in the future, the measures do not reflect any cash requirements for such replacements;
•	the non-GAAP financial measures do not reflect the expense of equity awards to employees; and
•	the non-GAAP financial measures do not reflect the effect of earnings or charges resulting from matters that our management considers not indicative of the Company’s ongoing operations, but which may recur from year to year.

Because of their limitations, the Company’s non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for revenue, net income, earnings per diluted share, effective tax rate, and weighted average common shares outstanding-diluted prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis.